GREAT PLAINS FUNDS

                               Federated Investors
                            Federated Investors Tower
                       Pittsburgh, Pennsylvania 15222-3779

                                  July 11, 1997



EDGAR Operations Branch
Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, Northwest
Washington, DC  20549

       RE:  GREAT PLAINS FUNDS (the "Trust")


       Enclosed are the filing materials for a newly formed investment company named "Great Plains Funds". The enclosed initial registration statement is filed on Form N-1A pursuant to the Securities Act of 1933 and the Investment Company Act of 1940. This Registration Statement and the red-herring Prospectus and Statement of Additional Information for Great Plains Equity Fund, Great Plains Premier Fund, Great Plains International Equity Fund, Great Plains Intermediate Bond Fund and Great Plains Tax-Free Bond Fund are being filed electronically.

       The phrases beginning with "Subject to Completion" and the legends have been incorporated on the respective cover pages and will appear in red ink for purposes of distribution to prospective shareholders. The cover legend, located at the bottom of the cover page for purposes of this transmission, will be placed along the left margin when distributed.

         The Trust may be marketed through banks, savings associations or credit unions.

         The Registrant is a series Trust, presently composed of five fluctuating net asset value portfolios: Great Plains Equity Fund, Great Plains Premier Fund, Great Plains International Equity Fund, Great Plains Intermediate Bond Fund and Great Plains Tax-Free Bond Fund (the "Funds"). The Funds are sold pursuant to a Rule 12b-1 Distribution Plan and a Shareholder Services Plan.

     The Registrant will be advised by First Commerce Investors, Inc. The Registrant's shares will be distributed by Edgewood Services, Inc., a New York corporation and a wholly owned subsidiary of Federated Investors.

       I will be pleased to furnish any further information which you may request and would appreciate your immediate attention to this filing.

                                                    Very truly yours,



                                                   /s/ Cathy C. Ryan
                                                   Cathy C. Ryan
                                                   Compliance Specialist